UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 26, 2007

Spectre Gaming, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	0-25764	41-1675041
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

14200 23rd Avenue N.
Minneapolis, MN 55447
(Address of principal executive offices)

(763) 553-7601
(Registrant's telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement.

The disclosures contained in Item 2.03 below are incorporated into this Item 1.01 by this reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

From December 18, 2006 through January 29, 2007, the Company sold to 28 investors unsecured term promissory notes in the aggregate principal amount of $626,650. All principal due under the notes is payable in cash only and due and payable in full on the one-year anniversary of the issuance of the notes. Interest on the principal amount accrues at the per annum rate of 55%, and is payable, in advance, in shares of the Company’s common stock, valued at $1.10 per share, subject to adjustment as set forth in the notes. Payments of principal under the notes will be subordinate to the Company’s obligations under certain variable rate convertible debentures issued on August 18, 2006, in aggregate principal amount of $8,242,548.70, as described in the notes.

In connection with the financing, the Company has retained one non-exclusive placement agent to assist with the offer and sale of the securities.

The securities offered and sold in the private placement were not registered under the Securities Act, and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company offered and sold the above-referenced securities in reliance on the statutory exemption for registration in Section 4(2) of the Securities Act, and on Rule 506 under the Securities Act. The disclosure about the private placement and related agreements contained in this report does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as required under applicable rules for filing current reports with the SEC, and as permitted under Rule 135c under the Securities Act.

* * * * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spectre Gaming, Inc.

Date: February 1, 2007	By:	/s/ Kevin M. Greer
Kevin M. Greer, Chief Financial Officer